                                                                    EXHIBIT 99.1


                              SETTLEMENT AGREEMENT,
                     GENERAL RELEASE AND COVENANT NOT TO SUE


         This Settlement Agreement, General Release and Covenant Not to Sue ("Agreement") is made and entered into as of the 11th day of February, 2001, by and between BERYL B. RAFF ("Employee") and ZALE CORPORATION AND ZALE DELAWARE, INC. (collectively "Zale"), hereinafter collectively referred to as the "parties."


                                    RECITALS

         WHEREAS, Employee has been employed by Zale as Chairman and CEO;

         WHEREAS, Employee and Zale executed an Employment Agreement on August 1, 1998 as amended October 8, 1998 and September 7, 1999, which covered the terms and conditions of Employee's employment with Zale ("Employment Agreement");

         WHEREAS, Employee voluntarily resigned her employment with Zale as Chairman and CEO effective February 12th, 2001 (the "Termination Date"); and

         WHEREAS, the parties desire to settle fully and finally, in the manner set forth herein, all differences between them which have arisen, or which may arise, prior to, or at the time of, the execution of this Agreement, including, but in no way limited to, any and all claims and controversies arising out of the employment relationship between Employee and Zale, including, but not limited to, the Employment Agreement, and Employee's resignation of her employment with Zale;

         NOW, THEREFORE, in consideration of the Recitals and the mutual promises, covenants and agreements set forth herein, the parties covenant and agree as follows:

         1. Employee, for herself and on behalf of her attorneys, heirs, assigns, successors, executors, and administrators IRREVOCABLY AND UNCONDITIONALLY RELEASE, ACQUIT, AND FOREVER DISCHARGE Zale, its current and former parent, subsidiary, affiliated, and related corporations, firms, associations, partnerships, and entities, their successors and assigns, and the current and former owners, shareholders, directors, officers, employees, agents, attorneys, representatives, and insurers of said corporations, firms, associations, partnerships, and entities, and their guardians, successors, assigns, heirs, executors, and administrators (hereinafter collectively referred to as the "Releasees") from any and all claims, complaints, grievances, liabilities, obligations, promises, agreements, damages, causes of action, rights, debts, demands, controversies, costs, losses, and expenses (including attorneys' fees and expenses) whatsoever, other than any arising under this Agreement, under any municipal, local, state, or federal law, common or statutory -- including, but in no way limited to, claims arising under the Employment Agreement between the parties, the AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, 29 U.S.C. Section 621, et. seq.; TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, 42 U.S.C. Section 2000e et. seq., as amended.; and, the TEXAS COMMISSION ON HUMAN RIGHTS ACT, Tex. Labor Code Section 21.001, et. seq. -- for any actions or omissions whatsoever, whether known or unknown and whether connected with the employment of



SETTLEMENT AGREEMENT, GENERAL RELEASE, AND COVENANT NOT TO SUE  - PAGE 1

Employee by Zale, or the resignation therefrom, or not, which existed or may have existed prior to, or contemporaneously with, the execution of this Agreement.

         2. Zale, for itself and on behalf of its current and former parent, subsidiary, affiliated and related corporations, firms, associations, partnerships, and entities, their successors and assigns, and the current and former owners, shareholders, directors, officers, employees, agents, attorneys, representatives, and insurers of said corporations, firms, associations, partnerships, and entities, and their guardians, successors, assigns, heirs, executors, and administrators hereby IRREVOCABLY AND UNCONDITIONALLY RELEASES, ACQUITS, AND FOREVER DISCHARGES Employee, from any and all claims, complaints, grievances, liabilities, obligations, promises, agreements, damages, causes of action, rights, debts, demands, controversies, costs, losses, and expenses (including attorneys' fees and expenses) whatsoever, other than any arising under this Agreement, under any municipal, local, state, or federal law, common or statutory -- including, but in no way limited to, claims arising under the Employment Agreement between the parties-- for any actions or omissions whatsoever, whether known or unknown and whether connected with the employment of Employee by Zale, or the resignation therefrom, or not, which existed or may have existed prior to, or contemporaneously with, the execution of this Agreement.

         3. Employee, for herself and on behalf of her attorneys, heirs, assigns, successors, executors, and administrators, COVENANTS NOT TO SUE, OR OTHERWISE CONSENT TO PARTICIPATE IN ANY ACTION AGAINST any of the Releasees, based upon any of the claims released in paragraph 1 of this Agreement.

         4. Zale, for itself and on behalf of all Releasees, COVENANTS NOT TO SUE, OR OTHERWISE CONSENT TO PARTICIPATE IN ANY ACTION AGAINST Employee, based upon any of the claims released in paragraph 2 of this Agreement.

         5. The parties agree that they will keep the terms, amount, reasons for and existence of this Agreement STRICTLY AND COMPLETELY CONFIDENTIAL, and that they will not communicate or otherwise disclose to any employee of Zale (past, present, or future), or to a member of the general public, the terms, amount, reasons for and existence of this Agreement, except as may be required by law or compulsory process. If asked about any of such matters, Employee's and Zale's response shall be that they do not care to discuss any of such matters. In the event of a breach of this paragraph of the Agreement by Employee, Zale may suspend any payments due under this Agreement pending the outcome of litigation or arbitration regarding such claimed breach of this Agreement by Employee.

         6. Employee waives and releases forever any right or rights she might have to employment, reemployment, or reinstatement with Zale or any of the other Releasees.

         7. Employee agrees that in addition to resigning as Chairman and CEO of Zale, she shall also resign, effective February 12th, 2001 from any other positions she holds as a director, officer with any of the Releasees, including, but not limited to, her membership on the Board of Directors of Zale Corporation and Zale Delaware, Inc. Employee agrees that execution of this Agreement constitutes her written resignations. Employee and Zale agree that the last day of Employee's employment as a salaried employee of Zale will end March 8, 2001.


SETTLEMENT AGREEMENT, GENERAL RELEASE, AND COVENANT NOT TO SUE  - PAGE 2

         8. Employee and Zale specifically agree that following the execution of this Agreement, neither party shall be bound by any of the terms of the Employment Agreement.

         9. Following the expiration of seven (7) days from Employee's execution of this Agreement, the parties agree as follows:

         (a) Zale agrees to pay Employee her Annual Base Salary of $700,000 ("Salary") for a period of thirty-six (36) months ("Severance Period") which is the equivalent of Two Million One Hundred Thousand Dollars ($2,100,000) ("Severance Payments"), less agreed deductions and less deductions required by law, in consideration for the promises, covenants, agreements, and releases, set forth herein. The Severance Payments described in this paragraph shall be paid to Employee at Zale's regular pay periods during the Severance Period by continuing the direct deposit in effect at present.

         (b) In the event participants in the Zale Executive Bonus Plan receive any payment pursuant to the Bonus Plan for fiscal year 2001, Employee will be treated on the same basis as such participants for fiscal year 2001 only. If the CEO, President and Executive Vice-Presidents at Zale receive a bonus payment outside of the Zale Executive Bonus Plan for fiscal year 2001, Employee will be treated on the same basis as such executives.

         (c) Zale agrees that certain unvested options and restricted stock which have been granted to Employee under the Zale Corporation Omnibus Stock Incentive Plan (the "Plan"), as fully and completely set forth on Exhibit A hereto, shall vest on February 12th , 2001. In all other respects, the options and restricted stock listed on Exhibit A shall be governed by the terms of the Plan and the grant agreements. Zale and Employee agree that, except for the options and restricted stock listed on Exhibit A, Employee shall have no right, interest or title to any other stock option or restricted stock grant under the Plan. Nothing in this Agreement affects Employee's rights to previously vested stock options; except that nothing in this Agreement affects Employee's rights to previously vested stock options.

         (d) Zale agrees that benefits Employee has accrued under the Zale Delaware, Inc. Supplemental Employee Retirement Plan shall fully and completely vest upon execution of this Agreement and Zale shall pay Employee a lump sum payment equal to the present value of such vested value.

         (e) Zale agrees to provide Employee and her family medical benefits for which she was entitled at the time of her resignation for a period of twenty-four (24) months, in accordance with the requirements of COBRA, at Zale's expense. Zale will also continue employee's term life and disability insurance (separate policy to be purchased by Zale) on the same basis as it exists as of the date of this agreement for a period of twenty-four (24) months. In addition, Zale will provide Employee with the following benefits:

         (i)   Annual financial planning (capped at $7,500.00 per year);

         (ii)  Annual MERP payments (capped at $4050.00 per year);

         (iii) Twenty-four (24) months of Executive Automobile Program benefits;

         (iv) Annual Executive Physical Program at UTSW Medical Center (capped at $400.00 per year).


SETTLEMENT AGREEMENT, GENERAL RELEASE, AND COVENANT NOT TO SUE  - PAGE 3

         In the event that Employee becomes eligible to receive medical, disability and life insurance benefits from another employer during the twenty-four month period, she shall promptly notify Zale in writing, and Zale's obligation to provide medical, disability and life insurance benefits under this agreement shall cease. Employee's current split dollar life insurance policy shall terminate immediately upon execution of this agreement. The benefits set forth in Section 9(e)(i), (ii), and (iv) shall continue for twenty-four months
(24) without regard to whether Employee secures new employment or comparable benefits.

         (f) Employee agrees never to return to Zale's corporate offices without invitation or appointment as of the date of the execution of this Agreement, and further agrees to return to Zale or its attorneys her employee identification badge, keys and Company-owned equipment by February 12th, 2001.

         (g) In the event that Employee secures new employment during the Severance Period, she shall promptly notify Zale of that fact in writing. Zale's obligation to pay the Severance Payments required by paragraph 9(a) and 9(e)(iii) shall be offset by any monies earned by Employee during the Severance Period regardless of the amount of monies earned. If Employee's new position pays her the equivalent of her Salary or greater, Zale's obligation to pay the Severance Payments shall cease. There shall be an exception to the offset requirement of this paragraph 9 (g) as follows: In the event Employee's new employment during the Severance Period is with any company not engaged in the specialty jewelry retail business including a nationally recognized department store company (such as Federated Department Stores, Dillard's, J. C. Penney, May Company, Nordstroms, Sears, Dayton-Hudson, and the like) the offset provisions of this paragraph 9 (g) shall not apply and Employee shall receive the benefits set forth in paragraph 9 (a) above without regard to amounts earned from such new employment. Otherwise, any employment, engagement as a consultant, independent contractor, advisor, owner, or investor (in an amount over 5% of the value of the company) accepted by employee during the Severance Period, in any way related to a specialty jewelry retail business (such as Sterling Jewelers, Whitehall Jewelers and the like) automatically invokes and/or restores the offset requirements of this agreement so that Zale's obligation to pay the Severance Payments shall cease or be reduced by the monies earned or received by Employee.

         (h) Zale agrees to pay Employees professional fees associated with the preparation of the Agreement up to a total of twenty-three thousand dollars ($23,000).

         10. Zale and only Zale shall issue a press release to announce Employee's resignation from Zale. The press release will include information indicating Employee resigned "to devote more time to her family." Employee specifically agrees not to issue any public statement concerning her employment at Zale and her resignation from such employment.

         11. Nothing in this Agreement is intended to release any rights Employee has regarding claims respecting matters for which the Employee is entitled to be indemnified under the Zale Certificate of Incorporation or By-Laws, respecting third party claims asserted or third party litigation pending or threatened against the Employee. Such indemnification rights cannot be revoked in the future.



SETTLEMENT AGREEMENT, GENERAL RELEASE, AND COVENANT NOT TO SUE  - PAGE 4

         12. Employee acknowledges that she has had access to and become familiar with various trade secrets and proprietary and confidential information of Zale, its subsidiaries and affiliates, including, but not limited to, processes, computer programs, compilations of information, records, sales procedures, customer requirements, pricing techniques, customer lists, methods of doing business, identities and compensation levels of employees in key positions, and other confidential information (collectively, referred to as "Trade Secrets") which are owned by Zale, its subsidiaries and/or affiliates and regularly used in the operation of its business, and as to which Zale, its subsidiaries and/or affiliates take precautions to prevent dissemination to persons other than certain directors, officers and employees. Employee acknowledges and agrees that the Trade Secrets (1) are secret and not known in the industry; (2) give the Company or its subsidiaries and/or affiliates an advantage over competitors who do not know or use the Trade Secrets; (3) are of such value and nature as to make it reasonable and necessary to protect and preserve the confidentiality and secrecy of the Trade Secrets; and (4) are valuable and special and unique assets of Zale or its subsidiaries and/or affiliates, the disclosure of which could cause substantial injury and loss of profits and goodwill to Zale or its subsidiaries and/or affiliates. Employee may not use in any way or disclose any of the Trade Secrets, directly or indirectly, at any time in the future, except as required in connection with a judicial or administrative proceeding, or if the information becomes public knowledge other than as a result of an unauthorized disclosure by the Employee. All files, records, documents, information, data, and similar items relating to the business of Zale, whether prepared by Employee or otherwise coming into her possession, will remain the exclusive property of Zale, and in any event must be promptly delivered to Zale upon execution of this Agreement. Employee agrees upon her receipt of any subpoena, process, or other request to produce or divulge, directly or indirectly, any Trade Secrets to any entity, agency, tribunal, or person, Employee shall timely notify and promptly hand deliver a copy of the subpoena, process or other request to Zale.

         13. Employee acknowledges and agrees that she shall not for two (2) years following her resignation from Zale on her own behalf or on behalf of any other person, partnership, association, corporation, or other entity, hire, employ, solicit or in any manner attempt to influence or induce any employee of Zale or its subsidiaries or affiliates (known by the Employee to be such) to leave the employment of Zale or its subsidiaries or affiliates, nor shall she use or disclose to any person, partnership, association, corporation, or other entity any information obtained while an employee of Zale concerning the names, addresses, salaries, or performance evaluations of Zale's employees.

         14. Employee agrees to cooperate fully with Zale, specifically including any attorney retained by Zale, in connection with any pending or future litigation, business, or investigatory matter. The parties acknowledge and agree that such cooperation may include, but shall in no way be limited to, Employee's making herself available for interview by Zale, or any attorney retained by Zale, and providing to Zale any documents in her possession or under her control relating to the litigation, business, or investigatory matter. Zale agrees to provide Employee with reasonable notice of the need for assistance when feasible. Zale additionally agrees to schedule such assistance in such a manner as not to interfere with any alternative employment obtained by Employee when possible. If the request for assistance occurs after the cessation of payments contemplated by paragraph 9 above, Employee shall be reimbursed for the reasonable cost of her time. Employee will be reimbursed for her reasonable expenses.


SETTLEMENT AGREEMENT, GENERAL RELEASE, AND COVENANT NOT TO SUE  - PAGE 5

         15. The parties hereto recognize that, by entering into this Agreement, the parties do not admit, and do specifically deny, any violation of any contract, local, state, or federal law, common or statutory. The parties further recognize that this Agreement has been entered into in release and compromise of any claims which might be asserted by the parties against one another in connection with the Employment Agreement, Employee's employment by Zale, or the resignation thereof, or any other matter or claim, and to avoid the expense and burden of any litigation related thereto.

         16. The parties acknowledge and agree that, in the event either party to this Agreement breaches any provision of this Agreement, the Party claiming breach will be entitled to such relief as is available to it at law or equity. Zale may suspend any payments due under this Agreement pending the outcome of litigation or arbitration regarding any claimed breach of this Agreement. The prevailing party in any litigation or arbitration resulting from any such claim shall be entitled to recover attorney's fees and expenses of litigation or arbitration from the losing party.

         17. The parties agree that the exclusive remedy or method of resolving all disputes or questions arising out of or related to this Agreement shall be arbitration. Arbitration shall be held in Dallas, Texas, by three arbitrators, one to be appointed by Zale, a second to be appointed by Employee, and a third to be appointed by those two arbitrators. The third arbitrator shall act as chairman. Any arbitration may be initiated by either party upon written notice ("Arbitration Notice") to the other party, specifying the subject of the requested arbitration and appointing that party's arbitrator.

         (a) If (i) the non-initiating party fails to appoint an arbitrator by written notice to the initiating party within ten days after the Arbitration Notice, or (ii) the two arbitrators appointed by the Parties fail to appoint a third arbitrator within ten days after the date of the appointment of the second arbitrator, the American Arbitration Association, upon application of the initiating party, shall appoint an arbitrator to fill that position.

         (b) The arbitration proceeding shall be conducted in accordance with the rules of the American Arbitration Association. A determination or award made or approved by at least two of the arbitrators shall be the valid and binding action of the arbitrators. The costs of arbitration (inclusive of the expense in obtaining and presenting evidence and attending the arbitration and of the fees and expenses of legal counsel to a party) shall be borne by the Party receiving substantially the relief sought by her in the arbitration, whether by settlement, award, or judgment; otherwise, the costs shall be borne equally between the Parties. The arbitration determination or award shall be final and conclusive on the parties, and judgment upon such award may be entered and enforced in any court of competent jurisdiction.

         18. One or more waivers of a breach of any covenant, term, or provision of this Agreement by any party shall not be construed as a waiver of a subsequent breach of the same covenant, term, or provision, nor shall it be considered a waiver of any other then existing or subsequent breach of a different covenant, term, or provision.


SETTLEMENT AGREEMENT, GENERAL RELEASE, AND COVENANT NOT TO SUE  - PAGE 6

         19. If any provision or term of this Agreement is held to be illegal, invalid, or unenforceable, such provision or term shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of each such illegal, invalid, or unenforceable provision or term there shall be added automatically as a part of this Agreement another provision or term as similar to the illegal, invalid, or unenforceable provision, as may be possible and that is legal, valid, and enforceable.

         20. Employee may revoke this Agreement by notice to Zale, in writing, within seven (7) days of the date of its execution by Employee (the "Revocation Period"). Employee agrees that she will not receive the benefits provided by this Agreement if she revokes this Agreement. Employee also acknowledges and agrees that if Zale has not received from her written notice of her revocation of this Agreement prior to the expiration of the Revocation Period, Employee will have forever waived her right to revoke this Agreement and this Agreement shall thereafter be enforceable and have full force and effect.

         21. This Agreement constitutes the entire Agreement of the parties, and supersedes all prior and contemporaneous negotiations and agreements, oral or written. All prior and contemporaneous negotiations and agreements are deemed incorporated and merged into this Agreement and are deemed to have been abandoned if not so incorporated. No representations, oral or written, are being relied upon by either party in executing this Agreement other than the express representations of this Agreement. This Agreement cannot be changed or terminated without the express written consent of the parties.

         22. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, except where preempted by federal law.

         23. By executing this Agreement, Employee acknowledges that (a) this Agreement has been reviewed with her by a representative of Zale; (b) she has had at least twenty-one (21) days to consider the terms of this Agreement and has considered its terms for that period of time or has knowingly and voluntarily waived her right to do so; (c) she has been advised by Zale to consult with an attorney regarding the terms of this Agreement; (d) she has consulted with, or has had sufficient opportunity to consult with, an attorney of her own choosing regarding the terms of this Agreement; (e) any and all questions regarding the terms of this Agreement have been asked and answered to her complete satisfaction; (f) she has read this Agreement and fully understands its terms and their import; (g) except as provided by this Agreement, she has no contractual right or claim to the benefits described herein; (h) the consideration provided for herein is good and valuable; and (i) SHE IS ENTERING INTO THIS AGREEMENT VOLUNTARILY, OF HER OWN FREE WILL, AND WITHOUT ANY COERCION, UNDUE INFLUENCE, THREAT, OR INTIMIDATION OF ANY KIND OR TYPE WHATSOEVER.



SETTLEMENT AGREEMENT, GENERAL RELEASE, AND COVENANT NOT TO SUE  - PAGE 7

        EXECUTED in Dallas, Texas this 11th day of February, 2001.






                                          /s/ BERYL B. RAFF
                                          ----------------------------------
                                          BERYL B. RAFF

THE STATE OF TEXAS            )
                              )
COUNTY OF DALLAS              )


               BEFORE ME, the undersigned, a Notary Public, on this day personally appeared BERYL B. RAFF, known to me to be the person whose name is subscribed to the foregoing instrument and acknowledged to me that she executed the same for the purposes and consideration therein expressed.


               GIVEN UNDER MY HAND AND SEAL OF OFFICE this 11th day of February, 2001.


                                          /s/ CONNIE OWENS
                                          ----------------------------------
                                          Notary Public, State of Texas





/s/ JIM A. WATSON
----------------------------------
Jim A. Watson
Vinson & Elkins
Attorney for Beryl B. Raff



SETTLEMENT AGREEMENT, GENERAL RELEASE, AND COVENANT NOT TO SUE  - PAGE 8

EXECUTED in Dallas, Texas this 11th day of February, 2001.


                                             ZALE DELAWARE, INC.


                                             By: /s/ SUSAN LANIGAN
                                                -------------------------------


                                             Its: Sr. V.P.; General Counsel
                                                 ------------------------------




THE STATE OF TEXAS                 )
                                   )
COUNTY OF DALLAS                   )


               BEFORE ME, the undersigned, a Notary Public, on this day personally appeared Susan Lanigan of ZALE DELAWARE, INC., known to me to be the person whose name is subscribed to the foregoing instrument and acknowledged to me that she executed the same as the act of ZALE DELAWARE, INC. for the purposes and consideration therein expressed.


               GIVEN UNDER MY HAND AND SEAL OF OFFICE this 11th day of February, 2001.

                                                 /s/ CONNIE OWENS
                                                -------------------------------
                                                Notary Public, State of Texas





SETTLEMENT AGREEMENT, GENERAL RELEASE, AND COVENANT NOT TO SUE  - PAGE 9

                                    EXHIBIT A

         GRANT DATE                GRANT TYPE                    NO. VESTING                  OPTION PRICE
-------------------------  ----------------------------  ----------------------------  ----------------------------
          07/17/97                  Incentive                       4,584                      $ 21.81250
-------------------------  ----------------------------  ----------------------------  ----------------------------
          07/17/97                Non-qualified                    10,416                      $ 21.81250
-------------------------  ----------------------------  ----------------------------  ----------------------------
          07/09/98                Non-qualified                    62,500                      $ 33.43750
-------------------------  ----------------------------  ----------------------------  ----------------------------
          02/25/99              Restricted Stock                   12,981                      $ 00.00000
-------------------------  ----------------------------  ----------------------------  ----------------------------
          07/15/99                Non-qualified                    25,000                      $ 43.50000
-------------------------  ----------------------------  ----------------------------  ----------------------------
          07/12/00                Non-qualified                    37,500                      $ 43.03125
-------------------------  ----------------------------  ----------------------------  ----------------------------


SETTLEMENT AGREEMENT, GENERAL RELEASE, AND COVENANT NOT TO SUE  - PAGE 10